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                                  CONFORMED
                                                                 EXHIBIT 15





To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Registration Statements No. 2-88295 and No. 033-53469 its Form 10-Q for the quarter ended April 30, 1994, which includes our report dated May 13, 1994, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                               Very truly yours,



                                               /s/  Arthur Andersen & Co.


Detroit, Michigan
June 2, 1994